August 1, 2022

David Dykstra
Vice President of Alcohol Sales
MGP Ingredients, Inc.
100 Commercial Street
Atchison, KS 66002

Dear David:

The purpose of this letter is to detail the terms of the transition of your role as Vice President of Alcohol Sales of MGP Ingredients, Inc. in connection with your decision to retire on December 31, 2022.

Transition Period

Your last day of employment will be December 31, 2022. You will remain in the role of Vice President of Alcohol Sales. You will earn your normal compensation and benefits for work performed from the date of this letter through December 31, 2022.

Eligibility for Additional Compensation

Subject to you executing (and not revoking) a Separation and Release Agreement in a form satisfactory to MGP, which is as attached to this letter, you will be eligible to earn the following payments subject to these terms:

(a)     A lump sum payment in an amount equal to the value of all outstanding unvested restricted stock units held by you as of the December 31, 2022, less all applicable withholdings. Value will be computed based on MGP stock price at the close of the markets on December 30, 2022. This payment will be made as soon as administratively feasible following your execution of the Separation and Release Agreement and the expiration of the revocation period; and

(b)     A lump sum payment equal to the value of what your FY 2022 STIP payment would have been had you remained employed until the spring 2023 payment date, less all applicable withholdings. This payment will be made at the same time FY 2022 STIP payments are made by MGP.

Additional Terms

Between the execution of this letter until December 31, 2022, you acknowledge and agree that:

1.You must remain employed, in good standing, and demonstrate expected positive engagement with business objectives through your December 31, 2022. You must also continue to comply with Company policies, including, but not limited to, all policies related to confidential business information, conduct expectations and business ethics.

2.You will not be eligible for the additional compensation as outlined in this letter if your employment is terminated for Cause between the date of this letter and December 31, 2022. For purposes of this letter, “Cause” shall have the same meaning as set forth in MGP Ingredients, Inc. Amended and Restated Executive Severance Plan.

3.You will not be eligible for the additional compensation as outlined in this letter if the Separation and Release Agreement as attached is not executed by you on December 31, 2022, or after signing the Separation and Release Agreement, you revoke as provided for in the Agreement.

4.This letter Agreement does not constitute a guarantee of a specific period or term of employment and does not constitute an employment contract. Your employment remains “at will,” and you continue to be subject to all MGP’s policies and guidelines.

5.You agree that your separation does not constitute a “Qualifying Termination” under the Amended and Restated Executive Severance Plan.

6.This letter and attached Separation and Release Agreement constitutes the entire agreement between the parties with respect to the subject matter of this letter and the letter and attached Separation and Release Agreement shall not be modified or rescinded, except by another written Agreement signed by MGP and you.

The details of this letter supersede all prior discussions, writings and understandings of the parties with respect to the subject matter of this letter and the Separation and Release Agreement and all other Agreements, either written or oral with MGP.

If you wish to accept the terms of this letter, please indicate your concurrence below and return two original copies to Eri Lapish by no later than August 5, 2022.

Sincerely,

/s/ David Bratcher                        8/1/2022
________________________________            ________________________
MGP Ingredients, Inc.                        Date

/s/ David Dykstra                        8/1/2022
_________________________________            ________________________
Agreed and Accepted    by:                     Date
David Dykstra

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between, MGP Ingredients, Inc. and its present and future divisions, subsidiaries, successors, affiliates, and owners, and each of their directors, officers, employees, trustees, employee benefit plans, employee benefit plan administrators, agents and representatives, affiliates, subsidiaries and successors (the “Company”) and David Dykstra (“Employee”). In consideration of the mutual covenants, conditions and promises set forth in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

I.     EMPLOYMENT SEPARATION

    A.    Separation Date. Employee’s last day of employment with the Company was December 30, 2022 (the “Separation Date”).

    B.    Effective Date. The “Effective Date” of this Agreement is the eighth (8th) day after Employee’s execution of this Agreement, as set forth in Section III.B below, provided that Employee does not exercise the Employee’s right to revoke as set forth in that paragraph.

    C.    Separation. Effective on the Separation Date, Employee’s employment, offices and directorships shall terminate in all capacities and Employee shall have no duties and no authority to make any representations or commitments on behalf of Company as an employee or in any capacity whatsoever. Thereafter, Employee shall have no further rights deriving from Employee’s employment by or with the Company and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement. Employee agrees to take any actions requested by the Company to effectuate Employee’s termination of any offices or directorships, as applicable. Employee agrees to timely update all social media accounts to reflect that Employee is no longer employed with the Company.

II.    CONSIDERATION

    A.    In consideration and exchange for the promises contained in Section III, including, but not limited to, the Waiver and Release of Claims and Covenant Not To Sue set forth in Section III, and subject to the terms and conditions set forth in this Agreement, the Company agrees to provide Employee with the following payments:

(1)    A lump sum payment in an amount equal to the value of all outstanding unvested restricted stock units held by Employee as of the Separation Date, less all applicable withholdings. Value will be computed based on the Company stock price at the close of the markets on December 30, 2022. This payment will be made as soon as administratively feasible following the Effective Date; and

(b)     A lump sum payment equal to the value of what Employee’s fiscal year (FY) 2022 STIP payment would have been had Employee remained employed until the spring 2023 payment date, less all applicable withholdings. This payment will be made at the same time FY 2022 STIP payments are made by the Company.

B.    Termination of Employee Benefits. Employee further agrees that after the Separation Date, Employee no longer has any coverage or entitlement to benefits or contributions under any of Company’s benefit plans, except as stated herein or required by applicable law and with the exception of employee’s vested 401K account. The Employee will have the right to claim health benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) per federal and/or state guidelines.

C.    Not Otherwise Entitled. The parties agree that, apart from this Agreement, Employee is not entitled to any payments or other consideration from the Company. This includes, but is not limited to, any restricted stock awards, cash or equity based incentives or severance pay, under any such agreements providing for the same between Employee and the Company.

Employee acknowledges that the Severance Payment is good and valuable consideration in exchange for this Agreement, and that (i) other than the Severance Payment, the Company has paid Employee all compensation due to Employee related to any employment relationship between Employee and the Company and its affiliates including all salary or wages due for hours Employee worked, commissions, bonuses, incentive compensation, sick pay, vacation pay and other benefits, and (ii) that as of the Separation Date, Employee is no longer an employee of the Company, its affiliates, or the Released Parties.

D.    Medicare Acknowledgement. Employee further affirms, covenants, and warrants that Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of any payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if the Employee is a Medicare beneficiary, etc.), the remaining sentences of this paragraph apply. The Employee affirms, covenants, and warrants that Employee has made no claim against, nor is Employee aware of any facts supporting any claim against, the Company, under which the Company could be liable for medical expenses incurred by the Employee before or after the execution of this Agreement. Furthermore, the Employee is aware of no medical expenses which Medicare has paid and for which the Company is or could be liable. The Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Employee will indemnify, defend, and hold the Company harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and the Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. SS 1395y(b)(3)(A) et seq.

III.    GENERAL WAIVER, RELEASE AND COVENANT NOT TO SUE BY EMPLOYEE
A.    Release and Covenant Not to Sue.    In consideration of the Severance Payment and other promises herein, and as a material inducement to the Company to enter into this Agreement, Employee agree, for himself, his heirs, executors, administrators, representatives, successors and assigns and anyone claiming by, through or for Employee, or anyone making a claim on Employee’s behalf, to irrevocably and unconditionally waive, release and forever discharge the Company, and its present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint ventures, representatives, successors, and assigns, and their past and present owners, directors, officers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever in their individual, corporate, or official capacities (collectively “Released Parties”), from any and all liability, actions, causes of actions, common law claims, statutory claims under state or federal law including any rights and claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Age Discrimination in Employment Act, the Sarbanes-Oxley Act, the Worker Adjustment Retraining Notification Act (“WARN”), the Kansas Act Against Discrimination (K.S.A. § 44-1001 et seq.), Kansas Equal Pay Law (K.S.A. § 44-1205), the Kansas Age Discrimination in Employment Act (K.S.A. § 44-1111 et seq.), Kansas

Minimum Wage and Maximum Hour Laws (K.S.A. § 44-1201 et seq.), Section 44-808 of the Kansas Labor and Industries Code, and any state’s human rights act, wage payment act, civil rights laws, or similar laws, any law governing any aspect of employment, and any amendments thereto, any claim under any state or federal common law, statute, regulation or ordinance, breach of contract claims, breach of any collective bargaining agreement claims, and all demands, damages expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which Employee may now or hereafter have against the Released Parties and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Employee and the Released Parties, including, but not limited to Employee’s employment and the termination thereof, or any acts, transactions, or occurrences between the Employee and the Released Parties through the date of this Agreement.
Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”) and/or any equivalent state law, Employee admits that Employee has received from the Company all rights and benefits, if any, potentially due to Employee pursuant to the FLSA and/or any other relevant laws. It is the parties’ intent to release all claims which can legally be released, as such, this release does not apply to those claims which as a matter of law cannot be released. Employee states that Employee is aware of no facts (including any injuries or illnesses) which might lead to Employee's filing of a workers’ compensation claim against the Released Parties, and Employee warrants and agrees that Employee has not suffered any work injury that Employee has not previously disclosed to the Company.
Nothing in this Agreement shall limit or impede Employee’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission or any Federal, State, or Local Agency; to file a claim for unemployment benefits; or to file a claim asserting any causes of action which by law you may not legally waive. You agree, however, that if you or anyone on your behalf brings any action concerning or related to any cause of action or liability released in this agreement, you waive your right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith. Additionally, nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Employee’s ability to challenge this Agreement’s compliance with notice and other requirements of the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act.
THIS MEANS THAT BY SIGNING THIS AGREEMENT EMPLOYEE WILL HAVE WAIVED ANY RIGHT HE MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING, BUT NOT LIMITED TO, CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO EMPLOYEE’S EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR ANY ACTS, TRANSACTIONS, OR OCCURRENCES BETWEEN EMPLOYEE AND THE RELEASED PARTIES THAT TOOK PLACE AT ANY TIME, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.
B.    Acknowledgements. Employee acknowledges that Employee has read and understands this Agreement, and Employee specifically acknowledges the following:

(1)    That Employee has been advised by the Company to consult with an attorney, and has had the opportunity to consult with an attorney, before signing this Agreement;

(2)    That Employee has been given twenty-one (21) calendar days in which to consider and sign this Agreement and Employee understands this signed Agreement must be returned to the Company no later than January 21, 2023;

(3)    That Employee is waiving age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §621, et seq., and all amendments thereto, in addition to other claims as described in Section III (A) above;

(4)    That if Employee signs this Agreement, pursuant to the Age Discrimination in Employment Act (ADEA), Employee may revoke a waiver or release of rights under the ADEA within seven (7) calendar days after signing this agreement. To be effective, any rescission or revocation must be in writing and delivered to the Company, in care of Erika Lapish, Vice President, Human Resources, 100 Commercial Street, Atchison, Kansas 66002 either by hand or by mail, within the applicable seven-day period. Should Employee exercise Employee’s right to rescind or revoke a waiver and release pursuant to the terms of this section, Employee will have no right to the Severance Payment and other consideration described in Section II herein, but the other terms of this Agreement shall continue in full force and effect and, in particular, Employee’s release of any other claims shall not be affected; and

(5)     That Employee states and warrants that the information provided in this Agreement provide sufficient information for Employee to knowingly and voluntarily release any claims based upon the Age Discrimination in Employment Act.

C.    Continuing Rights. Nothing in Paragraph III.A of this Agreement limits Employee’s right to: (1) elect any rights to health care coverage under COBRA or applicable state law; or (2) apply for unemployment compensation benefits (the Company does not decide whether Employee will receive such benefits).

IV.        MISCELLANEOUS PROVISIONS
A.    Return of Company Property. Employee must return all records, correspondence, property, equipment and documents in Employee’s possession belonging to the Company or containing confidential information regarding the Company or its businesses. By signing this Agreement, Employee acknowledges and represents that Employee will return on the Separation Date all Company documents, property, and confidential information, and is not in possession of any such items, and has not removed, copied, or forwarded any such items from Company premises, systems, or networks. Employee further agrees to destroy any and all intangible property of the Company in his possession and he further agrees not to access the Company’s networks of confidential or proprietary information following his separation.
B.    Confidentiality of Agreement. Except as allowed by Section III.A, Employee agrees that Employee will not disclose the contents of this Agreement, including the amount of monetary payment or other consideration described in Section II, to anyone other than Employee’s attorneys, financial advisers, or spouse, or pursuant to an appropriate order from a court or other entity with competent jurisdiction. Nothing in this provision (or the Agreement) prohibits or restricts Employee’s right to provide truthful information to a government agency.

C.    Non-Disclosure of Confidential Information. Employee, by virtue of his position with the Company, had access to and/or received trade secrets and other confidential and proprietary information about the Company’s business and personnel that is not generally available to the public and which has been developed or acquired by the Company at considerable effort and expense (hereinafter “Confidential Information”).  Confidential Information includes, but is not limited to, the following types of proprietary information (whether or not reduced to writing or still in development) that is not generally known to the public or to competitors of the Company because the Company has engaged in reasonable efforts to maintain its secrecy: information about the Company’s business plans and strategy, environmental strategy, legal strategy, confidential personnel information, legislative strategy, finances, marketing, management, operations, and/or personnel.

Employee agrees that Employee will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party who is not authorized to receive, review, or access the Confidential Information. Employee also agrees to not use Confidential Information on behalf of Employee or any third party and, by signing this Agreement, affirms that Employee has returned all Confidential Information to the Company and, as such, does not possess or have access to the Company Confidential Information. The purpose of this provision is to protect the Company’s proprietary, confidential, and trade secret information from improper use or disclosure, to the maximum extent permitted by law. This confidentiality obligation does not prohibit or restrict Employee from initiating any communications with, or responding to any inquiry from, or providing testimony before any federal, state or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

D.    Indemnification. Employee agrees that Employee is solely responsible for payment of all federal, state, and local taxes on the amounts paid under this Agreement. In the event that the Company is required to pay back taxes or Social Security, or fines or assessments, because of Employee’s non-payment of taxes on the amounts paid under this Agreement, Employee agrees to indemnify the Company for any such amounts.

E.    Non-Admission of Liability. Employee and the Company acknowledge and agree that this Separation and General Release Agreement does not constitute an admission concerning any liability or wrongdoing on the part of either the Company or Employee, and each party expressly denies any such liability or violation.

F.    Governing Law and Venue. This Agreement is made and shall be enforced pursuant to the laws of the State of Kansas without regard to its conflict of laws principles. The Parties agree that any and all litigation surrounding Employee’s employment, termination thereof, or this Agreement will be subject to the substantive laws of Kansas and brought in the State or Federal Courts in Kansas.
G.    Non-Assignment of Claims. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

H.    Severability. Each provision of this Agreement is intended to be severable. If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable in any respect, the rest of the Agreement will remain in force.

I.    Non-disparagement. Employee agrees that he shall not in any way disparage or make negative statements about the Company or any of their respective officers, directors, agents or employees or act in any way that could harm, jeopardize, or otherwise negatively affect the Company’s good will, including but not limited to its relationships with its customers, suppliers, vendors, payers, regulators, or the general public. This prohibited conduct applies to all oral and written communications, including internet content or postings. Nothing in this provision (or the Agreement) prohibits or restricts Employee’s right to provide truthful information to a government agency.

    J.    Immunity under the Defend Trade Secrets Act of 2016. The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company Trade Secrets. Specifically, Company employees, contractors, and consultants may disclose Trade Secrets:

(1)in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or
(2)“in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related Trade Secrets in the following manner:

(1)the individual may disclose the Trade Secret to his attorney, and
(2)the individual may use the information in related court proceeding, as long as the individual files documents containing the Trade Secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.”

    K.    Employee Availability/Cooperation. Employee agrees to be reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, or their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns, on topics that may be within the knowledge of the Employee. Employee also agrees to cooperate fully with the Company in connection with any and all existing or future litigation, arbitrations, or investigations brought by or against the Company, or their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee’s cooperation necessary. The Company will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of Employee’s availability or cooperation. To the extent the Employee has received a Preservation Notice/Legal Hold from the Company’s Legal Department, Employee shall take all necessary steps to preserve information related in any way to the Preservation Notice/Legal Hold in its original format and location and will not modify, delete or destroy such information. Employee will notify the Company’s Legal Department of the nature and location of any and all such information.

L.    Section 409A. The payments under this Agreement are intended to comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder ("Section 409A") or an exemption thereunder and will be construed and administered in accordance with Section 409A or an applicable exemption to the maximum extent possible. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to the separation pay plan exception and/or the short-term deferral exception will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a "specified employee" (as defined by Section 409A) with, and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid on the first business day after the end of such six-month period, or, if earlier, within 15 days after Employee’s death. If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year. Nothing herein shall be construed as a guarantee of any particular tax treatment. Company makes no representation that this Agreement or any payments hereunder comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that Employee may incur under Section 409A.

M.    Entire Agreement; Modification. The parties agree that this is the entire agreement between the parties. This Agreement overrides and replaces all prior negotiations and terms proposed or discussed, whether in writing or orally, about the subject matter of this Agreement, with the exception of any non-competition agreement, non-solicitation agreements, confidentiality agreement or other obligation which, by its terms or by operation of law, survives the termination of Employee’s employment. In such event, the confidentiality obligations of this Agreement will supplement, but not replace, such agreement or agreements. No modification of this Agreement will be valid unless it is in writing identified as an Amendment to the Agreement and is signed by Employee and an authorized executive of the Company.

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ THIS SEPARATION AND RELEASE AGREEMENT, AND KNOWS AND UNDERSTANDS ITS CONTENTS, AND VOLUNTARILY SIGNS IT OF EMPLOYEE’S OWN FREE WILL.

    IN WITNESS WHEREOF, the parties sign this Agreement on the dates indicated below with the intent to be bound by its terms and conditions.

_____________________________________
David Dykstra

Date: ________________________________

MGP Ingredients, Inc.

By: _________________________________

Date: ________________________________